Calculation of Filing Fee Table

FORM S-8

(Form Type)

Great Lakes Dredge & Dock Corporation

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Equity (3)	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,500,000	$9.36	$23,400,000	0.00015310	$3,582.54
Total Offering Amounts							$3,582.54
Total Fee Offsets							$-----
Net Fee Due							$3,582.54

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Great Lakes Dredge & Dock Corporation (the “Registrant”) common stock, par value $0.0001 per share (the “Common Stock”), that became issuable under the Great Lakes Dredge & Dock Corporation 2025 Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2) Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $9.36 per share, the average of the high and low prices of the Common Stock on May 1, 2025 as reported on the Nasdaq Stock Market.

(3) Represents shares of Common Stock that may be issued under the Plan.